Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Current Report on Form 8-K/A of Host Marriott LP dated January 27, 2003 of our report dated March 26, 2003 relating to the financial statements of HRM/BRE Maui LLC as at and for the year ended December 31, 2002 and our report dated May 28, 2002 relating to the financial statements of HRM/BRE Maui LLC as at December 31, 2001 and for the period March 28, 2001 (commencement of operations) to December 31, 2001.

DELOITTE & TOUCHE LLP

New York, New York

January 22, 2004